Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Discovery, Inc. of our report dated February 24, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Discovery, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in the Prospectus dated March 28, 2022 of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Washington, District of Columbia

March 28, 2022